Registration Statement No. 333-196387
Filed Pursuant to Rule 433
Dated December 20, 2016
   oe' ELKHORN   ETN Details  Ticker          BMLP Intraday NAVBMLP.IV CUSIP063679104 BMO Elkhorn DWA MLP Selectim Index ETN (BM LP) EXCHANGE-TRADED NOTE   BMO          ORSEY WRIGHT ISIN          US0636791040 Expense Ratio          0.85% Distribution Frequency          Quarterly ExchangeNasdaq Number of Securities15 IssuerBank of Montreal Initial Trade Date12/19/2016  IN PARTNERSHIP WITH& ASSOCIATESMaturity Date12/10/2036 Bm0 Capital Markets Index Details ETN Overview The BMO Elkhorn DWA MLP Selectim Index ETN is linked to the performance of Dorsey Wright's DWA MLP SelectTM Index, which is a price return index, and may pay a variable quarterly coupon linked to the cash distributions paid on the MLPs in the index, less accrued investor fees.  Index Overview The DWA MLP Selectim Index includes 15 MLPs based on Dorsey Wright's proprietary Relative Strength ranking methodology. The index is evaluated on a monthly basis and, if the index experiences a change, the 15 MLPs will be equally weighted. PerformanceYTD1YR3YR5YR10YR   INCEPTION BMO Elkhorn DWA MLP SelectTm Index ETN DWA MLP SelectTM Index DWA MLP SelectTM Total Return Index Alerian MLP Select Index  As of 11/30/2016. Performance data quoted represents past performance, which is not a guarantee of future results. Investment returns and principal value will fluctuate, and the notes, if redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than performance data quoted. Returns less than one year are cumulative. Call 630.384.8700 for current month-end performance.  Historical Index Performance  120  100  80  60 ■ DWA MLP SelectTM Total Return Index Index TickerDWAMLP Live DateMay 1,2015 Index Eval. FrequencyMonthly WeightingEqual   Index Characteristics  DWA MLP Selectm Index Details  Number of Constituents15 Dividend Yield7.42%  As of 11/30/2016  Index Constituents   NAMEWEIGHT Energy Transfer Equity, LP6.67% Enable Midstream Partners LP6.67% Rice Midstream Partners LP6.67% NGL Energy Partners LP6.67% Black Stone Minerals LP6.67% Plains All American Pipeline LP6.67% Williams Partners LP6.67% Enlink Midstream Partners LP6.67% CVR Refining LP6.67% Western Gas Partners, LP6.67% Antero Resources Midstream LLC6.67% Western Gas Partners LP6.67% 40  20  0 • Alerian MLP Total Return Index     5/157/159/1511/15      1/163/165/167/16 Crestwood Equity Partners LP6.67% Tallgrass Energy Partners, LP6.67% DCP Midstream Partners LP6.67%    9/1611/16  Source: Bloomberg L.P. Data from 5/1/2015 to 11/30/2016 Past performance does not guarantee future results   SINCE LIVE Index Return & StatisticsYTD1YRDATEVOLATILITY DWA MLP SelectTmTotal Return Index29.36%28.50%-2.27% Alerian MLP Total Return Index13.33%9.28%-16.11%  Source: Bloomberg L.P. Data from 5/1/2015 to 11/30/2016     NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE 29.83% 34.87%    As of 11/30/2016   VISIT ELKHORN.COM

                   IMPORTANT RISK INFORMATION  An investment in the BMO Elkhorn DWA MLP Select.' Index Exchange Traded Notes described herein (the "ETNs") involves risks. Selected risks are  summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the Bank of Montreal prospectus dated June 27, 2014, prospectus supplement dated June 27, 2014 and pricing supplement dated December 19, 2016.  Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity, call or upon redemption. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Accrued Tracking Fee and the Redemption Fee, if applicable, you will receive less, and possibly significantly less, than your original investment in the ETNs.  Credit Risk of Bank of Montreal—The ETNs are unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly,  an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity, call or  redemption, are subject to our ability to pay our obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the ETNs prior to maturity, call or redemption. In addition, in the event that Bank of Montreal were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.  No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero.  A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—The ETNs are listed on Nasdaq under the symbol "BMLP". However, a  trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on Nasdaq or any other exchange or quotation system.  The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market—The closing indicative value will be published on each Index Business Day under the Bloomberg ticker symbol BMLPIV <Index>. The intraday indicative value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Index Business Day during normal trading hours under the Bloomberg ticker symbol BMLPIV <Index> and will be disseminated over the consolidated tape, or other major market vendor. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from their intraday indicative value at such time.  Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when that premium is no longer present in the market place or the ETNs are called—Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when such premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment in an amount based on the index closing levels of the notes during the call measurement period.  The Index has a limited performance history—The DWA MLP Select"' Index was launched on May 1, 2015, and therefore has no performance history prior to that date. Consequently, little or no historical information will be available for you to consider in making an independent investigation of the DWA MLP Select""" Index's performance, which may make it difficult for you to make an informed decision with respect to an investment in the ETNs.  Call Feature—Your ETNs may be repurchased on or after June 22, 2017 at our option and without your consent. In the event that we call the ETNs, the call settlement amount may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs.  Restrictions on Repurchases by Us— You must offer the applicable minimum redemption amount of $2,500,000 (50,000 ETNs) to us for your offer for redemption to be considered.  Tax Treatment—Significant aspects of the tax treatment of the ETNs are uncertain and may be less favorable than a direct investment in MLPs. You should consult with your own tax advisor about your own tax situation.   Bank of Montreal, and its affiliates, and Elkhorn Investments do not provide tax advice, and nothing contained herein should be construed as tax advice.  Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor.  Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus)  with the SEC about the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling tollfree at 1-877-369-5412.  There are risks involved with investing in ETNs, including possible loss of principal. The ETN's return may not match the return of its Index. This ETN is new and has a limited operating history.  The Alerian MLP Index is the leading gauge of energy Master Limited Partnerships (MLPs) and is a float-adjusted, capitalization-weighted index, whose constituents represent approximately 85-°/0 of total float-adjusted market capitalization. One cannot invest directly in an index.  Elkhorn Securities, LLC is the Marketing Intermediary for ETNs offered by the Bank of Montreal.  An investor should consider the investment objectives, risks, charges and expenses of the ETN carefully before investing. To obtain a prospectus containing this and other information, please call 1-877-369-5412. Read the prospectus carefully before you invest.  Member FINRA, SIPCNOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUEVISIT ELKHORN.COM